AMENDMENT NO. 1
                                       TO
                      AGREEMENT AND PLAN OF REORGANIZATION

     Amendment No. 1 dated as of August 1, 1995 (this "Amendment") to the Agreement and Plan of Reorganization dated as of April 21, 1995 (the "Merger Agreement") between Alamar Biosciences, Inc., a California corporation ("Alamar"), and AccuMed, Inc., an Illinois corporation doing business as AccuMed International, Inc. ("AccuMed").

     NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein and for other good and valuable consideration, the adequacy, sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, in accordance with Section 9.4 of the Merger Agreement, the parties agree as follows:

     1. Section 1.6 of the Merger Agreement is hereby deleted and the following is inserted in lieu thereof:

     "1.6 Effect on Capital Stock and Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of AccuMed or the holders of any of the following securities:

          (a) Conversion of AccuMed Capital Stock and Warrants. Each share of Common Stock, no par value, of AccuMed (the "AccuMed Capital Stock") and each Warrant to purchase a share of AccuMed Capital Stock (the "AccuMed Warrants") issued and outstanding immediately prior to the Effective Time will be cancelled and extinguished and will be converted automatically into the right to receive, in the case of AccuMed Capital Stock, or the right to purchase, in the case of AccuMed Warrants, the former holder's pro rata portion of 5,750,000 shares of Common Stock, no par value, of Alamar (the "Alamar Common Stock"). Each share of AccuMed Capital Stock shall be cancelled and converted as set forth in this Section 1.6(a) upon surrender of the certificate representing such share of AccuMed Capital Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provide in Section 1.9). Each AccuMed Warrant shall be cancelled and converted into a warrant to purchase the holder's pro rata portion of the Alamar Common Stock (an "Alamar Warrant") as set forth in
     Section 1.13 upon surrender of the warrant certificate representing such AccuMed Warrant.

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          (b)  Adjustments  to  exchange  Ratio.  The number of shares of Alamar
     Common Stock and Alamar Warrants into which each share of AccuMed Common Stock and each AccuMed Warrant, respectively, shall convert pursuant to this Article I shall be adjusted to reflect fully the effect of any split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Alamar Common Stock), reorganization, recapitalization or other like change with respect to Alamar Common Stock or AccuMed Capital Stock occurring after the date hereof and prior to the Effective Time, except for the issuance of any shares of Alamar Common Stock pursuant to the S Private Placement and/or the D private Placement.

          (c) Fractional Shares. No fraction of a share of Alamar Common Stock will be issued by virtue of the Merger; in lieu thereof each AccuMed Shareholder who would otherwise be entitled receive to a fraction of a share of Alamar Common Stock (after aggregating all fractional shares of Alamar Common Stock to be received by such holder) shall receive one additional share of Alamar Common Stock if such fraction is one-half or more and no additional share of Alamar Common Stock if such fraction is less than one-half. Likewise, Alamar Warrants will be issued for the purchase of whole shares only and not for any fraction of a share of Alamar Common Stock; each holder of an AccuMed Warrant who would otherwise be entitled to receive an Alamar Warrant for the purchase of a fraction of a share of Alamar Common Stock (after aggregating all fractional shares of Alamar Common Stock such holder would be entitled to purchase pursuant to the Alamar Warrants to be received by such holder) shall receive a Warrant to purchase one additional share of Alamar Common Stock if such fraction is one-half or more and no additional share of Alamar Common Stock if such fraction is less than one-half.

     2. A new Section 1.13 is hereby added to the Merger Agreement to read in its entirety as follows:

     1.13 Exchanqe of AccuMed Warrants.

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          (a) Alamar to Provide  Alamar  Warrants.  Promptly after the Effective
     Time, Alamar shall make available to each former AccuMed Warrant holder for exchange in accordance with this Article I, through such reasonable procedures as Alamar may adopt, the Alamar Warrants issuable pursuant to
     Section 1.6 in exchange for outstanding AccuMed Warrants.

          (b) Exchange Procedures. Promptly after the Effective Time, Alamar shall cause to be mailed to each holder of record of a warrant certificate (a "Warrant Certificate") which immediately prior to the Effective Time represented outstanding AccuMed Warrants which were converted into Alamar Warrants pursuant to Section 1.6(a) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Warrant Certificates shall pass, only upon delivery of the Warrant Certificates to Alamar and shall be in such form and have such provisions as Alamar may reasonably specify) and (ii) instructions for use in effecting the surrender of a Warrant Certificate in exchange for a certificate representing an Alamar Warrant. Upon surrender of a Warrant Certificate for cancellation to Alamar together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the former holder of such Warrant Certificate shall be entitled to receive in exchange therefor a certificate representing the Alamar Warrants which such holder has the right to receive pursuant to
     Section 1.6(a).

          (c) Provisions of Alamar Warrants. Each Alamar Warrant certificate shall be of like tenor to the cancelled AccuMed Warrant for which the Alamar Warrant is exchanged, except as provided in this Section 1.13 and shall specify (i) the number of shares of Alamar Common Stock underlying the Alamar Warrant determined in accordance with Section 1.6 which the holder is or may become entitled to purchase (in accordance with Sections 1.13(d), (e) and (f) ), (ii) the purchase price or prices per each such share (which shall be based on the purchase price or prices set forth in the exchanged AccuMed

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     Warrant and adjusted as  appropriate to correspond to the adjustment in the number of shares of Alamar  Common Stock  underlying  the Alamar  Warrant),
     (iii) that 65.2% of such shares are "Vested Alamar Warrant Shares", (iv) 17.4% of such shares are "First Year Performance Warrant Shares" and (v) 17.45% of such shares are "Second Year Performance Warrant Shares".

          (d) Vested Alamar Warrant Shares. Each Alamar Warrant shall be immediately exercisable with respect to the Vested Alamar Warrant Shares.

          (e) First Year Performance Warrant Shares. If the Surviving Corporation achieves the First Year Performance Targets (as defined in
     Section 3.1), the right to purchase the First Year Performance Warrant Shares shall become vested on the date on which the Surviving Corporation shall have determined that the First Year Performance Targets have been achieved, in accordance with Section 3.4 such date shall be as soon as practicable after the end of the First Year Performance Period (as defined in Section 3.1).

          (e) Second Year Performance Warrant Shares. If the Surviving Corporation achieves the Second Year Performance Targets (as defined in
     Section 3.2), the right to purchase the Second Year Performance Warrant Shares shall become vested on the date on which the Surviving Corporation shall have determined that the First Year Performance Targets have been achieved, in accordance with Section 3.4 such date shall be as soon as practicable after the end of the Second Year Performance Period (as defined in Section 3.2).

          (f) Earn-Back Provisions. If the Surviving Corporation fails to achieve the First Year Performance Targets but does achieve the Earn-Back Targets (as defined in Section 3.3) for the Second Year Performance Period, the right to purchase the First Year Performance Warrant Shares shall become vested on the date on which the Surviving Corporation shall have determined that the

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     Earn-Back  Targets  have  been  achieved,  such  date  shall  be as soon as practicable following the end of the Second Year Performance Period.

          (g) Failure to Achieve Performance Targets, Earn-Back Targets. If the Surviving Corporation fails to achieve the First Year Performance Targets and the Earn-Back Targets, the right to purchase the First Year Performance Warrant Shares shall at no time become vested. If the Surviving Corporation fails to achieve the Second Year Performance Targets, the right to purchase the Second Year Performance Warrant Shares shall at no time become vested. If the Surviving Corporation shall determine that the right to acquire the First Year Performance Warrant Shares and/or the Second Year Performance Warrant Shares shall at no time become vested, the Surviving Corporation may, in its discretion, issue a new warrant in exchange for an outstanding Alamar Warrant; any such new warrant shall be of like tenor but shall not include such First Year Performance Warrant Shares and/or Second Year Performance Warrant Shares, as the case may be.

     3. Section 7.17(c) of the Merger Agreement is hereby deleted and the following is inserted in lieu thereof:

          (c) During the Interim Period, the Interim Board shall take all actions necessary to create an "Expenses Committee". During the Interim Period the Expenses Committee shall consist of Jack Halperin, Richard Corbin and Leonard Schiller. From and after the Effective Time the Expenses Committee shall consist of three directors appointed by the Board of Directors of the Surviving Corporation. During (i) the Interim Period and
     (ii) from and following the Effective Time until such time, if any, as the Expenses Committee is dissolved by the Board of Directors of the Surviving Corporation, the Expenses Committee shall approve all the following expenditures by Alamar or the Surviving Corporation, as the case may be,
     (x) any expenditure of $25,000 or more and (y) capital expenditures of $5,000 or more ("capital expenditures" for the purposes of this Section 7.17(c), shall mean any

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     expenditure  which is required by GAAP to be capitalized  and which appears on Alamar's balance sheet in the category of property, plant or equipment).

     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

                                             ALAMAR BIOSCIENCES, INC.

                                             By: /s/PETER P. GOMBRICH
                                                 ------------------------
                                                 Peter P. Gombrich
                                                 Acting Chief Executive Officer

                                             ACCUMED, INC.

                                             By: /s/PETER P. GOMBRICH
                                                 ------------------------
                                                 Peter P. Gombrich
                                                 Chief Executive Officer

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